Tektronix, Inc. Corporate Headquarters 14200 SW Karl Braun Drive P.O. Box 500 M/S 55-720 Beaverton, Oregon 97077-0001 503 627-6700 503 627-6776 Fax	Paul C. Ely Chairman, Organization and Compensation Committee

EXHIBIT 10.(ix)

October 23, 2000	PERSONAL AND CONFIDENTIAL

Jerome J. Meyer
24790 SW Big Fir Road
West Linn, OR 97068

Dear Jerry:

As you know, with the restructuring of the Company completed in FY00, and the appoint-ment of Rick Wills as CEO, your employment with Tektronix changed from Chairman, CEO and President to Chairman of the Board. We understand that you wish to retire from the Company as an active employee while still continuing your service as Chairman of the Board in a non-executive officer status. It is therefore appropriate to document changes in your contractual employment relationship with the Company.

1.	Tektronix Employment. You will remain an employee of Tektronix through your retirement date, which will be October 31, 2000.

2.	SERP Benefit. Upon your retirement, pursuant to the terms of the Supplemental Executive Retirement Agreement dated October 24, 1990, as amended October 6, 1993 and June 16, 1998 ("SERP"), you are eligible to receive an annual SERP benefit paid by the Company in the amount of $1,035,789. A lump sum benefit payment in the amount of $6,098,345 calculated based on the October 31, 2000, retirement date, and the terms of the SERP Agreement and associated split-dollar life insurance policy will be paid to you on a mutually agreed payment schedule, but not prior to January 1, 2001, in a lump sum(s).

For the month of October, in addition to your current Tektronix salary, you will be paid an additional sum of $24,232.42 to make up for the SERP vs. salary differential for the month of October. From October 31, 2000, until the lump sum(s) is paid in full, you will be paid a monthly unfunded SERP benefit of $78,072.50 [monthly value of $1,035,789 annual SERP benefit less Tek REP, cash balance and Honeywell offsets]. For each month the lump sum is not paid and instead the monthly unfunded SERP payment is made, the monthly payment will be credited against the total lump sum payment.

3.	Split-Dollar Life Insurance. The company will make split-dollar life insurance premium payments ("grossed up" for income tax purposes) to Standard Insurance Company until policy maturity at August 8, 2003. The Company will also pay interest payments on the SIP loan used to acquire the policy, but may prepay the loan at its discretion.

Jerome J. Meyer
October 23, 2000

4.	Salary. Upon your retirement, you will not be paid any salary and will instead receive retirement benefits.

5.	Employment Benefits. You will be eligible to receive normal Tektronix employee benefits during your continued service as an employee, and will be entitled to standard retiree benefits upon your retirement.

6.	Long Term Disability Insurance. The long-term disability policies for your benefit with Standard Insurance and Peterson International will be terminated upon your retirement.

7.	Financial Counseling. As long as you continue to serve as a director, you will be entitled to participate in the Tektronix executive financial counseling program administered by Brownson, Rehmus & Foxworth at Company expense.

8.	Tax Preparation. As long as continue to serve as a director, you will be entitled to participate in the Tektronix executive tax preparation services by Deloitte & Touche LLP at Company expense.

9.	Expense Reimbursement. Ordinary and necessary business expenses incurred as Chairman of the Board will be reimbursable by the Company and will be annually reviewed by the O&C Committee and subject to audit by Deloitte & Touche LLP.

10.	Office. The Company will provide an office and administrative and technical support for your use at Company Headquarters.

11.	SERP. The Supplemental Executive Retirement Agreement dated October 24, 1990, as amended June 16, 1998, is amended in form attached as Exhibit A. The SERP is amended to:

a) Freeze the eligible final average pay fiscal year to the three highest of five years ending FY00.

b) Freeze the Benefit month multiplier at 84 months (your post age 55 months of service at age 62).

12.	Executive Severance Agreement. You have been a party to an Executive Severance Agreement dated September 22, 1993, as amended October 6, 1993, which is terminated immediately and is of no further force and effect.

13.	Change in Control Agreement. You have been a party to a Change of Control Agreement dated October 24, 1990, which is terminated immediately and is of no further force and effect.

14.	Indemnity Agreement. The Indemnity Agreement dated October 24, 1990, remains in full force and effect as long as you remain an employee or director of the Company.

Jerome J. Meyer
October 23, 2000

15.	Tektronix Stock Option Vesting. You have the following outstanding stock options:

Option Date	Vested	Unvested	Total Outstanding
1/13/99	15,000	15,000	30,000
6/22/99		40,000	40,000
1/20/00	50,000		50,000

			120,000

Notwithstanding your retirement as a regular employee, because of your continued service as a director, you will continue to vest according to the underlying terms of the relevant option grants. After you terminate serving as a director, vesting and termination of outstanding options will be governed by the terms of the applicable plans.

16. LTIP. All restricted shares previously awarded under the Long Term Incentive Plan ("LTIP") for all fiscal years have been released in accordance with the terms of the relevant plans. You have no outstanding LTIP shares at this time.

17. Board of Directors’ Compensation. In recognition of your service as Chairman of the Board and performing certain additional duties, on January 20, 2000, you were granted a special 50,000 share stock option award with immediate vesting. Commencing with the November, 2001 Board meeting, you will receive standard Board of Directors retainer and meeting attendance compensation, except that you will not receive the September, 2000, 5,000 share option grant. You will commence participation in the Tektronix non-employee directors stock compensation plan on October 31, 2000.

On behalf of the Committee and the entire Board, I look forward to continuing to work with you.

Cordially,

/s/ PAUL C. ELY

Paul C. Ely
Chairman, O&C Committee

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ACKNOWLEDGED AND AGREED:

/s/ J. J. MEYER
Jerome J. Meyer

Date:    10/27/00

AMENDMENT NO 3
TO
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     The Supplemental Executive Retirement Agreement dated October 24, 1990 between Jerome J. Meyer ("Executive") and Tektronix, Inc. ("Tektronix") is hereby amended by agreement of the parties as follows:

1. Final Average Pay

In order to reduce the number of years in which Final Average Pay is measured and freeze it as of the end of the 1999-2000 fiscal year, Paragraph 3.1(d) is rewritten as follows:

     (d) "Final Average Pay" means the average of the Executive’s total cash compensation in the three fiscal years of Tektronix out of the five fiscal years ending with the 1999-2000 fiscal year in which such average is the highest. The fiscal years included in such average need not be consecutive. Total cash compensation for this purpose consists of base pay, profit share and any incentive compensation, plus any amounts deferred at the election of Executive under any deferred compensation plan of Tektronix.

2. Benefit Months

In order to eliminate the accrual of additional benefits based on Benefit Months after age 62, the following changes are made:

     2.1 Paragraph 3.1(c) is rewritten as follows:

     (c) "Supplemental Accruals" is 50 percent of Final Average Pay (FAP) less $225,000 as follows:

     Supp Acc = (50% x FAP) - $225,000

     2.2 Paragraph 3.1(e) is deleted and Paragraphs (f) through (j) are renumbered as (e) through (i) and cross-references to them are renumbered accordingly.

2. Effective Date

This Amendment shall be effective September 1, 2000.

TEKTRONIX, INC.

By	/s/ PAUL C. ELY	/s/ J. J. MEYER

	Paul C. Ely Chair, O&C Committee	Jerome J. Meyer